Exhibit 10.29

November 8, 2012

Thomas Anderson
4 Arrowhead Trail
Sparta, NJ 07871

Dear Tom:

Reference is made to the letter regarding your employment with Wyndham Worldwide Corporation ("Wyndham Worldwide") dated March 24, 2008 ("Original Letter"), and the addendum letters dated December 31, 2008, March 23, 2009 and December 16, 2009 (together with the Original Letter, the "Offer Letter"). Wyndham Worldwide would like to amend your Offer Letter for purposes of compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder ("Code Section 409A"), to define the circumstances constituting cause under the Offer Letter, and to clarify certain terms regarding your performance-based Long Term Incentive Awards.

In the event (i) you become entitled to severance pay or benefits under the Offer Letter due to your termination of employment by Wyndham Worldwide other than for cause ("Qualifying Termination"), and other than in connection with your disability which prevents you from performing services for Wyndham Worldwide for a period of 6 months, subject to the terms and conditions of the Offer Letter, and (ii) the period during which you are entitled to consider any release of claims required under the Offer Letter (and to revoke such release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (A) the end of the revocation period (assuming that you do not revoke) or (B) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A. For all purposes under the Offer Letter and notwithstanding anything to the contrary therein, termination for cause has the meaning set forth in the Appendix attached hereto.

Further, upon a Qualifying Termination, you will vest in any performance-based Long Term Incentive Award (excluding stock options and stock appreciation rights) that you may hold at the time of such termination and will be paid a pro-rata portion of any such performance-based Long Term Incentive Awards, provided that the performance goals applicable to the performance-based Long Term Incentive Award are achieved, with such pro-ration based upon the portion of the full performance period during which you were employed by Wyndham Worldwide plus 12 months (or, if less, assuming employment for the entire performance period remaining after your termination), with the payment of any such vested performance-based Long Term Incentive Award to occur at the time that the awards are paid to employees generally. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of such performance-based Long Term Incentive Awards in the event of a change in control of Wyndham Worldwide or your death or disability, whether pursuant to an applicable stock plan document or award agreement.

Except as provided herein, all terms and conditions set forth in the Offer Letter shall remain in effect.

Regards,

WYNDHAM WORLDWIDE CORPORATION

By: /s/ Mary R. Falvey
Name: Mary R. Falvey
Title: Executive Vice President, Chief Human Resources Officer

Understood, accepted and agreed to as of November 8, 2012

/s/ Thomas Anderson
Thomas Anderson

Appendix

Termination for cause is defined as: (a) the Executive’s willful failure to substantially perform his duties as an employee of Wyndham Worldwide or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Wyndham Worldwide or any subsidiary, (c) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of his duties or (e) the Executive purposefully or negligently makes (or has been found to have made) a false certification to Wyndham Worldwide pertaining to its financial statements. Unless Wyndham Worldwide reasonably determines in its sole discretion that the Executive’s conduct is not subject to cure, then Wyndham Worldwide will provide notice to the Executive of its intention to terminate the Executive’s employment for Cause hereunder, along with a description of the Executive’s conduct which Wyndham Worldwide believes gives rise to Cause, and provide the Executive with a period of 15 days to cure such conduct and/or challenge Wyndham Worldwide’ s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to Cause shall be made by Wyndham Worldwide in its sole discretion and (ii) Wyndham Worldwide shall be entitled to immediately and unilaterally restrict or suspend the Executive’s duties during such 15 day period pending such determination.